EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements of CSR plc and subsidiaries and the effectiveness of CSR plc’s internal control over financial reporting dated 17 February 2012, appearing in the Annual Report on Form 20-F of CSR plc for the fiscal year ended 30 December 2011.

/s/ DELOITTE LLP

London, United Kingdom
2 November 2012